Exhibit 21

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Inseego Wireless, Inc.	Delaware
Inseego Wireless UK Limited	United Kingdom
Inseego Japan K.K.	Japan
Inseego India Private Limited	India
Novatel Wireless Australia Pty Ltd.	Australia
Novatel Wireless Asia Ltd.	Hong Kong
Novatel Wireless (Italy) S.r.l.	Italy
Novatel Wireless (Shanghai) Co. Ltd.	China
Inseego North America, LLC	Oregon
Inseego SA (Pty) Ltd.	South Africa
DigiCore International Proprietary Limited	South Africa
Inseego Finance Ltd.	United Kingdom
Inseego International Holdings Ltd.	United Kingdom
Inseego Europe Holdings Ltd.	United Kingdom
Inseego Ltd	United Kingdom
Inseego Europe B.V.	Netherlands
Inseego Ireland Limited	Ireland
Inseego UK Limited	United Kingdom
Inseego Eastern Europe Holdings Ltd.	United Kingdom
Inseego ANZ Holdings B.V.	Netherlands
Inseego Australia Pty Ltd.	Australia
Ctrack Asia Sdn. Bhd.	Malaysia
Inseego New Zealand Ltd.	New Zealand
Inseego Benelux B.V.	Netherlands
Inseego Belgium	Belgium
Inseego France SáRL	France
Inseego Deutschland GmbH	Germany